UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 6, 2008

ALIGN TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-32259	94-3267295
(Commission File Number)	(IRS Employer Identification No.)

881 Martin Avenue, Santa Clara, California	95050
(Address of Principal Executive Offices)	(Zip Code)

(408) 470-1000
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)   On February 7, 2008 Align Technology, Inc. (the “Company”) announced that it is ending its employment relationship with Hossein Arjomand, vice president, research and development, effective February 28, 2008 (the “Separation Date”). Effective February 6, 2008, Mr. Arjomand has ceased to be an executive of the Company but will remain employed as an advisor through February 28, 2008 to help transition his role.

Len Hedge, senior vice president of business operations, has assumed interim responsibility for the Research & Development organization while the Company conducts a search for a new R&D executive.  Mr. Hedge has been with the Company since 1999 and previously served as Align’s vice president, manufacturing and vice president, operations.

(e)   On February 6, 2008, the employment agreement dated November 5, 2005 between the Company and Mr. Arjomand was terminated.  Upon such termination, the Company and Mr. Arjomand entered into a Separation and General Release Agreement dated February 6, 2008 (the “Release”).  Pursuant to the Release, Mr. Arjomand is entitled to receive two hundred fifty six thousand five hundred seventy three dollars ($256,573), payable in a lump sum on the Separation Date, less applicable deductions and withholding.  This payment represents one year of Mr. Arjomand’s current base salary.  In addition, the Company will continue to pay the cost of Mr. Arjomand’s group health insurance for a period of one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 7, 2008	ALIGN TECHNOLOGY, INC.

	By:	/s/ Roger E. George
Roger E. George
Vice President, Legal and Corporate Affairs,
General Counsel and Corporate Secretary